Exhibit 23.2

Deloitte LLP
700, 850 – 2nd Street SW
Calgary, AB T2P oR8
Canada

Tel: 403-267-1700
Fax: 587-774-5398
www.deloitte.ca

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nabors Red Lion Limited relating to the use and inclusion of our letter report dated February 13, 2013 with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenue associated with these reserves as of December 31, 2012 attributable to the Ramshorn Canada Investments Limited net interests in properties specified by Ramshorn Canada Investments Limited and to all references to our firm which have been included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed by Nabors Red Lion Limited with the Securities and Exchange Commission.

DELOITTE LLP

	By:	/s/ Robin G. Bertram
Robin G. Bertram, P.Eng.

March 23, 2015